CONTACT: Investor Relations Bernie Hertel Phone: (858) 410-3101	Media Relations Susan Neath Porter Novelli Life Sciences Phone: (858) 527-3486

Inovio Reports Second Quarter 2006 Financial Results

SAN DIEGO, CA – August 8, 2006 – Inovio Biomedical Corporation (AMEX: INO) today reported financial results for the three and six months ended June 30, 2006.

Total revenue for the three and six months ended June 30, 2006 was $662,690 and $1,360,683, respectively, as compared to $2,951,616 and $3,913,537 for the same periods in 2005. Revenue consisted of license fees, milestone payments, revenue recognized from collaborative research and development arrangements and grants.

Total operating expenses for the three and six months ended June 30, 2006 were $3,865,416 and $7,376,391, respectively, as compared to $5,136,858 and $13,319,476, respectively, for the three and six months ended June 30, 2005. Included in total operating expenses for the six months ended June 30, 2005, was a $3,332,000 non-cash charge related to the write-off of acquired in-process research and development (“IPR&D”) resulting from our acquisition of Inovio AS in January 2005.

The net loss attributable to common stockholders for the three and six months ended June 30, 2006 was $(3,083,193), or $(0.10) per share and $(5,789,418), or $(0.19) per share, respectively, as compared with a net loss attributable to common stockholders of $(2,328,633), or $(0.12) per share and $(11,613,923), or $(0.61) per share, respectively, for the three and six months ended June 30, 2005. Included in net loss attributable to common stockholders for the six months ended June 30, 2005, was the $3,332,000 non-cash charge, as well as a non-cash imputed dividend charge of $1,942,773 related to the private placement we completed in January 2005.

Revenue

Revenue from license fees and milestone payments was $171,062 and $322,116, respectively, for the three and six months ended June 30, 2006, as compared to $2,133,282 and $2,233,121, respectively, for the three and six months ended June 30, 2005. The decrease in revenue from license fees and milestone payments for the three and six month period ended June 30, 2006, as compared to comparable periods in 2005, was mainly due to the recognition of a $2,000,000 milestone payment during the three months ended June 30, 2005, resulting from the achievement of a clinical milestone by Merck.

Revenue from collaborative research and development arrangements during the three and six months ended June 30, 2006 was $232,351 and $508,581, respectively, as compared to $523,419 and $1,029,031, respectively, for the same periods in 2005. This decrease in revenue was primarily due to less collaborative research and development revenue recognized from the Merck Agreement.

Grant and miscellaneous revenue was $259,277 and $529,986, respectively, for the three and six months ended June 30, 2006, as compared to $294,915 and $651,385, respectively, for the three and six months ended June 30, 2005. The decrease in grant and miscellaneous revenue for the three and six months ended June 30, 2006, as compared to the comparable periods in 2005, was mainly due to less revenue recognized from our European Union and U.S. Army grants received from the acquisition of Inovio AS due to timing of the work performed.

Operating Expenses

Research and development expenses for the three and six months ended June 30, 2006 were $1,981,895 and $3,622,320, respectively, as compared to $3,519,623 and $6,860,004 for the three and six months ended June 30, 2005, respectively. The decrease in research and development expenses for the three and six months ended June 30, 2006, as compared to the comparable periods in 2005, was primarily due to a decrease in clinical trial expenses. Historically, clinical expenses have included the use of an outside Clinical Research Organization (“CRO”). Throughout the six months ended June 30, 2006, we increased the use of internal resources to more cost effectively fulfill those activities formerly undertaken by this CRO. The remainder of the decrease was primarily due to lower cost of manufacturing products to support these clinical trials and research collaborations, decreased external research expenses and other expenses associated with our clinical trials and lower outside regulatory consulting costs associated with our clinical trials. These were offset by an increase in share-based compensation expense of $82,195 and $208,851 for the three and six months ended June 30, 2006, respectively, related to options issued to employees, which were required to be expensed in 2006 per SFAS No. 123®, which was not applicable in 2005.

General and administrative expenses for the three and six months ended June 30, 2006 were $1,827,271 and $3,641,571, respectively, as compared to $1,560,985 and $3,033,722 for the three and six months ended June 30, 2005, respectively. The increase in general and administrative expenses for the three and six months ended June 30, 2006, as compared to the comparable periods in 2005, was mainly due to share-based compensation expense of $263,979 and $629,094, respectively, related to options issued to employees.

Amortization of intangible assets was $56,250 and $112,500 during the three and six months ended June 30, 2006, respectively, as compared to $56,250 and $93,750 for the three and six months ended June 30, 2005, related to an intangible asset associated with contracts and intellectual property acquired as part of our purchase of Inovio AS in January 2005.

Operating expenses for the six months ended June 30, 2005 includes a $3,332,000 non-cash charge related to the write-off of acquired IPR&D resulting from the Inovio AS acquisition. The amount expended for IPR&D represents the estimated fair value of purchased in-process technology for projects that, as of the acquisition date, had not reached technological feasibility and had no alternative future use. There were no such charges related to acquisitions during the same period in 2006.

Net Loss Attributable to Common Stockholders

The decrease in net loss attributable to common stockholders for the six months ended June 30, 2006, as compared to the same period in 2005, resulted mainly from the $3,332,000 non-cash charge related to the write-off of acquired IPR&D, as well as decreased clinical trial and research and development expenses. In addition, in connection with the January 2005 private placement, we recorded an imputed dividend charge of $1,942,773 for the six months ended June 30, 2005. There was no such charge for the six months ended June 30, 2006. These decreases were offset, in part, by an increase in share-based compensation expense related to options issued to employees.

Capital Resources

As of June 30, 2006, we had cash and short-term investments of $10,873,116 and working capital of $9,281,043, as compared to $17,166,567 in cash and short-term investments and $14,185,032 in working capital as of December 31, 2005.

The decrease in working capital during the six months ended June 30, 2006 was primarily due to expenditures related to our research and development and clinical trial activities, as well as various general and administrative expenses related to legal, corporate development, investor relations and financing activities.

Corporate Update

Following are operational highlights of the first half of 2006 and a summary of our business objectives going forward:

Corporate Development

•	In January 2006, Inovio signed an agreement with Swedish-based Tripep AB to develop a therapeutic vaccine for hepatitis C virus (HCV). The vaccine will be based on Tripep’s proprietary HCV antigen and delivered to infected individuals using Inovio’s Medpulser DNA Delivery System. Initiation of a Phase I clinical trial is expected to begin in 2006 and will be performed in Sweden.

•	Subsequent to the end of the second quarter, Inovio established an agreement with P2 Partners, LLC to seek partnering opportunities for our Selective Electrochemical Tumor Ablation (SECTA) therapy program. P2 is specialized in providing transaction advisory services to small and mid-sized companies in the healthcare industry.

Clinical Development

Oncology

•	We continued to expand enrollment of sites and patients in the U.S. and internationally for our two Phase III pivotal head and neck studies to evaluate our Selective Electrochemical Tumor Ablation (SECTA) therapy for treating recurrent and second primary squamous cell carcinomas. Our goal is to complete enrollment of 200 patients in the next six months and then submit this data for review by the Drug Safety Monitoring Board.

•	We continued to expand enrollment of sites and patients in Europe for our two pre-marketing clinical studies — one treating patients with newly diagnosed or recurrent squamous cell carcinoma of the head and neck, the other treating patients with newly diagnosed or recurrent skin cancers requiring potentially disfiguring surgery. Both studies support the planned commercial launch of the SECTA therapy in Europe by creating a reference and potential customer base among physicians who are opinion leaders, providing local experience and establishing centers of excellence to facilitate sales, and documenting clinical and pharmacoeconomic benefits to support reimbursement approval. Our goal is to complete the treatment of 80 patients for each study in the next six months.

•	We are enrolling patients in a Phase I study to treat locally recurrent breast cancer after a mastectomy or partial mastectomy using our SECTA therapy. We aim to complete enrollment by the end of 2006.

•	In 2005, we initiated a Phase I pancreatic cancer study. We believe that a potential pancreatic disease indication for SECTA would be commercially attractive due to the unmet clinical need for improved local control. However, with the goal of maintaining a focused and more manageable clinical program, we downsized our clinical programs by terminating this study during the second quarter of 2006.

Gene Delivery/DNA Vaccines

Our goal in gene delivery is to enable our partners to further their development of DNA vaccines and gene therapies addressing a broad range of diseases with significant unmet needs.

Our focus to accomplish this goal is to advance our development of proprietary intellectual property and develop state-of-the-art in vivo electroporation equipment. We developed two systems to enable gene delivery: the MedPulser® DNA Delivery System designed for intramuscular delivery of DNA plasmid and the MedPulser® DNA Electroporation Therapy System designed for the delivery of DNA plasmids to tumor tissue. We have entered into multiple agreements with pharmaceutical and biotechnology companies to develop products wherein we license our technology to a partner and provide electroporation equipment under a supply agreement and device regulatory support during the development stage of the product. The partner is responsible for the cost of all development activities. This strategy has allowed for the cost effective development of a number of products and our gene delivery program is currently a source of revenue for us. Typical partnering deals include up-front license fees, milestone payments, development arrangements, royalties on product sales and supply agreements for clinical devices.

In 2005, the following four Inovio partners initiated Phase I clinical studies:

•	Vical — immunotherapy product (IL-2) delivered into melanoma lesions

•	H. Lee Moffitt Cancer Center & Research Institute — immunotherapy product (IL-12) delivered to melanoma lesions

•	University of Southampton — prostate cancer vaccine delivered into skeletal muscle

•	Merck — vaccine targeting breast, colorectal, ovarian, or non-small cell lung cancers expressing HER-2 and/or CEA.

Each of these clinical studies continues to enroll patients. In June, 2006, we had a strong presence at the American Society of Gene Therapy annual meeting, with presentations regarding our technology made by our own staff as well as representatives of Vical and RMR, LLC (related to H. Lee Moffitt Cancer Center). Dr. Richard Heller presented positive interim results regarding the safety of our gene delivery technology in the Moffitt clinical study and the utility of our technology in enhancing gene delivery, gene expression, and immune response.

We expect our partner, Tripep AS of Sweden, to initiate their Phase I clinical study for their hepatitis C agent in 2006.

In a collaborative study supported by a congressional appropriation awarded to Inovio in 2005, researchers from the U.S. Army Medical Research Institute for Infectious Diseases (USAMRIID) at Fort Detrick, MD, demonstrated that vaccination with a DNA vaccine delivered using Inovio’s electroporation technology resulted in survival of the majority of animals after a lethal challenge with highly pathogenic Lassa fever virus. This virus is considered to be a possible agent for bioterrorism and biowarfare. In a similar program, another partner, RMR, LLC, is currently employing electroporation technology (which is exclusively licensed to Inovio) in the pre-clinical development of an anthrax vaccine under a Department of Defense Small Business Innovation Research (SBIR) Program grant.

We continue to pursue strategic partnerships we believe have the potential to advance the use of our gene delivery technology to enable or enhance the delivery of their proprietary DNA vaccines or gene-based treatments for diseases with unmet needs. We believe that such deals may bring additional credibility and financial resources that would our role as a leader in the promising field of DNA vaccines and gene-based treatments.

Intellectual Property

In the first half of 2006, we strengthened our intellectual property position with the award of new patents as well as the acquisition of rights to strategic patents from Sphergen SARL and RMR, LLC. Collectively, our patent portfolio places the company in a preeminent position with respect to patents and patent rights in the rapidly expanding field of electroporation-based delivery of gene-based treatments for cancers, infectious diseases and protein-proficiency diseases.

About Inovio Biomedical Corporation

Inovio Biomedical Corporation is a late stage biomedical company focused on commercializing its proprietary Selective Electrochemical Tumor Ablation (SECTA) therapy. SECTA targets a significant unmet clinical need: the local treatment of solid tumors, with selective killing of cancer cells while preserving healthy tissue. Inovio is moving its lead product, the MedPulser®, through pre-marketing studies for head and neck cancer and skin cancers in Europe, where it has CE Mark accreditation, a U.S. Phase III pivotal study for head and neck cancer, and Phase I trials for pancreatic and breast cancer. Merck, Vical, University of Southampton, and H. Lee Moffitt Cancer Center are using Inovio’s gene delivery technology in clinical studies of novel DNA therapeutics delivered using electroporation. Inovio is a leader in developing human therapeutic applications of electroporation, with the industry’s most extensive patent portfolio covering in vivo electroporation. More information is available at www.inovio.com.

***

This press release contains certain forward-looking statements relating to our plans to develop our electroporation drug and gene delivery technology and to maximize shareholder value. Actual events or results may differ from our expectations as a result of a number of factors, including the uncertainties inherent in clinical trials and product development programs, evaluation of potential opportunities, the level of corporate expenditures, the assessment of our technology by potential corporate partners, capital market conditions, and other factors set forth in the our Annual Report on Form 10-K for the year ended December 31, 2005, our Form 10-Q for the three months ended June 30, 2006, and other regulatory filings. There can be no assurance that any product in our product pipeline will be successfully developed or manufactured, or that final results of clinical studies will be supportive of regulatory approvals required to market licensed products.

INOVIO BIOMEDICAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS

Cash and cash equivalents	$1,873,116	$17,166,567
Short-term investments	9,000,000	—
Accounts receivable	385,228	284,171
Prepaid expenses and other current assets	880,267	870,169

Total current assets	12,138,611	18,320,907

Fixed assets, net	471,068	375,613
Patents and other assets, net	2,393,692	2,148,090
Goodwill	4,290,594	4,290,594
Intangible assets, net	3,731,250	3,843,750

Total assets	$23,025,215	$28,978,954

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	$1,430,129	$1,864,935
Accrued clinical trial expenses	504,058	1,064,497
Deferred revenue	923,381	1,206,443

Total current liabilities	2,857,568	4,135,875

Deferred rent	263,213	285,875
Deferred tax liabilities	1,044,750	1,076,250
Long-term liabilities	—	10,206

Total liabilities	4,165,531	5,508,206

Stockholders’ equity:
Preferred stock	1,028	1,562
Common stock	30,869	29,469
Additional paid-in capital	138,934,399	137,739,954
Shareholder note receivable	(50,000)	—
Accumulated deficit	(120,059,360)	(114,269,942)
Other comprehensive income (loss)	2,748	(30,295)

Total stockholders’ equity	18,859,684	23,470,748

Total liabilities and stockholders’ equity	$23,025,215	$28,978,954

INOVIO BIOMEDICAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF
OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue:
License fee and milestone payments	$171,062	$2,133,282	$322,116	$2,233,121
Revenue under collaborative research and development arrangements	232,351	523,419	508,581	1,029,031
Grant and miscellaneous revenue	259,277	294,915	529,986	651,385

Total revenue	662,690	2,951,616	1,360,683	3,913,537

Operating expenses:
Research and development	1,981,895	3,519,623	3,622,320	6,860,004
General and administrative	1,827,271	1,560,985	3,641,571	3,033,722
Amortization of intangible assets	56,250	56,250	112,500	93,750
Charge for acquired in-process research and development	—	—	—	3,332,000

Total operating expenses	3,865,416	5,136,858	7,376,391	13,319,476

Loss from operations	(3,202,726)	(2,185,242)	(6,015,708)	(9,405,939)

Interest and other income	153,956	54,237	333,078	135,135

Net loss	(3,048,770)	(2,131,005)	(5,682,630)	(9,270,804)

Imputed and declared dividends on preferred stock	34,423	197,628	106,788	2,343,119

Net loss attributable to common stockholders	$(3,083,193)	$(2,328,633)	$(5,789,418)	$(11,613,923)

Amounts per common share – basic and diluted:
Net loss	$(0.10)	$(0.11)	$(0.19)	$(0.49)
Imputed and declared dividends on preferred stock	(0.00)	(0.01)	(0.00)	(0.12)

Net loss per share attributable to common stockholders	$(0.10)	$(0.12)	$(0.19)	$(0.61)

Weighted average number of common shares – basic and diluted	30,568,369	19,022,474	30,097,487	18,826,449